UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2025

ACCURAY INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33301	20-8370041
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1240 Deming Way
Madison, Wisconsin		53717-1954
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 608 824-2800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The Board of Directors of Accuray Incorporated (the “Company”) appointed Leonel Peralta as the Company’s Senior Vice President, Chief Operations Officer, effective February 3, 2025.

Mr. Peralta, age 54, previously served as Vice President, Head of Global Operations for the ultrasound division at Siemens Healthineers, a medical technology manufacturer, from September 2021 to January 2025. Prior to that, he served as VP, Global Operations, Diabetes at Medtronic plc, a global healthcare technology company, from February 2015 to September 2021. Prior to joining Medtronic, Mr. Peralta also served in various management positions at Hill-Rom (Baxter), KCI Medical (3M), and GE Healthcare. Mr. Peralta received an M.B.A. from the University of Chicago, an M.S. in Mechanical Engineering, Engineering and Management from the University of Miami, and a B.S. in Mechanical Engineering from Florida International University.

Mr. Peralta is not a party to any arrangement or understanding regarding his appointment as Senior Vice President, Chief Operations Officer. Mr. Peralta has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Peralta is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Senior Vice President, Chief Operations Officer, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Peralta on February 3, 2025. The Employment Agreement provides for an annual base salary of $450,000 as well as for other customary benefits. Mr. Peralta is also eligible for (i) a sign-on bonus of $80,000; (ii) an annual cash incentive bonus under to the Company’s Bonus Plan, with the target amount of such bonus set at 60% of Mr. Peralta’s annual base salary, calculated in accordance with the Company Bonus Plan; and (iii) a performance bonus of up to $300,000 based on the achievement of certain performance targets. The Employment Agreement also provides that the Company will grant Mr. Peralta restricted stock units (“RSUs”) having an aggregate value of $750,000. Twenty-five percent (25%) of the RSUs will vest on the first anniversary of the RSUs’ date of grant and an additional twenty-five percent (25%) of the RSUs will vest on each of the second, third and fourth anniversaries of the date of grant, subject to Mr. Peralta continuing to be a service provider to the Company through each applicable vesting date.

Mr. Peralta is entitled under the Employment Agreement to severance benefits in the event his employment is terminated by the Company without cause or Mr. Peralta resigns for good reason, including (i) a lump sum payment equal to twelve (12) months of Mr. Peralta’s base salary; (ii) a prorated portion of his target bonus for the fiscal year in which his employment terminates; (iii) reimbursement of the insurance premiums payable by Mr. Peralta to retain group health coverage as of the termination date for him and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for twelve (12) months; (iv) payment for outplacement services; and (v) other customary benefits. In the event of Mr. Peralta’s termination of employment due to his death or incapacity, the Employment Agreement provides for six (6) months of accelerated vesting of all of Mr. Peralta’s then-outstanding equity awards.

In the event that Mr. Peralta is terminated without cause or resigns for good reason three months prior to or within twenty-four months following a change in control of the Company, the Employment Agreement provides that Mr. Peralta will be entitled to enhanced severance benefits, including (i) a lump sum payment equal to twenty four (24) months of Mr. Peralta’s base salary; (ii) 200% of Mr. Peralta’s target bonus for the fiscal year in which such change in control occurs (but no less than 200% of the target bonus for Mr. Peralta in effect for the fiscal year immediately before the change in control if the change in control occurs within the first 3 months of the fiscal year); (iii) reimbursement of the insurance premiums payable by Mr. Peralta to retain group health coverage as of the termination date for him and his eligible dependents under COBRA for twelve (12) months; (iv) with respect to each of the first twelve (12) months following the termination date, a taxable monthly payment (which may be used for any purpose) equal to the amount of COBRA reimbursement Mr. Peralta actually receives for such month; (v) payment for outplacement services; (vi) the full acceleration of all of Mr. Peralta’s then-outstanding equity awards; and (vii) other customary benefits (the “Double Trigger Severance Benefits”). The Double Trigger Severance Benefits will be in lieu of any severance benefits Mr. Peralta would otherwise be entitled to receive as a result of the termination of his employment by the Company without cause or Mr. Peralta’s resignation for good reason independent of a change in control.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: February 7, 2025	By:	/s/ Jesse Chew
Jesse Chew
Senior Vice President, Chief Legal Officer & Corporate Secretary